UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Porter Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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To our shareholders:

You are cordially invited to attend a special meeting of shareholders of Porter Bancorp, Inc. The meeting will be held on February __, 2015, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

The enclosed Notice and Proxy Statement contain information about the matters to be voted on at the special meeting.

We hope you can attend the special meeting. Whether or not you plan to attend, please complete, sign and return the enclosed proxy card in the envelope provided to ensure your shares are represented and voted at the special meeting.

We appreciate your interest and investment in Porter Bancorp and look forward to seeing you at the special meeting.

By order of the Board of Directors,

John T. Taylor
President and CEO

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF PORTER BANCORP, INC.

February __, 2015

To our shareholders:

Notice is hereby given that a special meeting of shareholders of Porter Bancorp, Inc. will be held on February __, 2015, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223, to consider and act upon the following matters:

1.	Issuance of Common Shares. A proposal to approve, for purposes of NASDAQ Rule 5635, the issuance of common shares to allow for the conversion of the following securities:

•	40,536 shares of our Cumulative Mandatory Convertible Perpetual Preferred Stock, Series B (“Series B Preferred Shares”) into 4,053,600 Common Shares; and

•	64,580 shares of Convertible Perpetual Preferred Stock, Series D (“Series D Preferred Shares”) into 6,458,000 Non-voting Common Shares;

2.	Amendment of Non-Voting Common Shares. A proposal to amend the Articles of Incorporation relating to the Non-Voting Common Shares, which would be issued upon the conversion of the Series D Preferred Shares. The amendment would modify the events triggering conversion of the Non-Voting Common Shares into Common Shares to conform to the policy of the Federal Reserve Board and reset the conversion ratio to one (1) Non-Voting Common Share to one (1) Common Share.

3.	Proposal to Implement Increase in Authorized Shares. A proposal to authorize the Board of Directors to implement the increase in the number of Common Shares and Non-Voting Common Shares that Porter Bancorp is authorized to issue, which was approved by shareholders in 2012, on an “as-needed” basis.

4.	Such other business as may properly come before the meeting.

The close of business on January 15, 2015 is the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting of shareholders.

Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy. If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

By order of the Board of Directors,

John T. Taylor
President and CEO

January __, 2015

SPECIAL MEETING OF SHAREHOLDERS

NOTICE OF SPECIAL MEETING AND PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON FEBRUARY     , 2015:

The proxy statement is available at www.pbibank.com under “Investor Relations.”

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are sending this proxy statement and the accompanying proxy card to the holders of record of the Common Shares of Porter Bancorp, Inc. beginning on or about January     , 2015. These materials are for use at the special meeting of Porter Bancorp Shareholders to be held on February     , 2015, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky. Our Board of Directors is soliciting proxies to give all shareholders of record an opportunity to vote on matters to be presented at the special meeting. In the following pages of this proxy statement, you will find information on matters to be voted upon at the special meeting or any adjournment of that meeting.

What constitutes a quorum and how many shares are outstanding?

A majority of the votes entitled to be cast by the holders of the outstanding shares of our Common Shares must be present, either in person or represented by proxy, in order to conduct the special meeting. On January 15, 2015, there were 14,890,514 Common Shares outstanding.

Who is entitled to vote?

You are entitled to vote if you were a shareholder of record of our Common Shares as of the close of business on January 15, 2015. Your shares can be voted at the meeting only if you are present in person or represented by a valid proxy. All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the meeting, and not revoked or superseded, will be voted in accordance with instructions given on those proxies.

What am I voting on?

You are voting on three proposals.

The first proposal would authorize the issuance of Common Shares to allow for the conversion of the Series B Preferred Shares into Common Shares and the conversion of the Series D Preferred Shares into Non-Voting Common Shares (which convert into Common Shares upon the occurrence of certain events). We issued the Series B and Series D Preferred Shares to persons who purchased our Series A Preferred Shares from the United States Treasury in an exchange transaction that enabled us to retire those Series A Preferred Shares and terminate our obligation to pay $7.4 million of accrued and unpaid dividends due on the Series A Preferred Shares. Shareholder approval is required to comply with NASDAQ Rule 5635.

The second proposal would amend the provisions of our Articles of Incorporation relating to conversion of Non-Voting Common Shares into Common Shares. The amendment would modify the events triggering conversion to conform to the policy of the Federal Reserve Board and reset the conversion ratio to one (1) Non-Voting Common Share to one (1) Common Share.

The third proposal would authorize the Board of Directors to implement the increase in the number of Common Shares and Non-Voting Common Shares that Porter Bancorp is authorized to issue on an “as-needed” basis. In 2012, shareholders approved a 100 million share increase in the number of Common Shares and Non-Voting Common Shares that Porter Bancorp is authorized to issue. We have deferred filing articles of amendment with the Kentucky Secretary of State to implement the increase because we have not needed the additional shares until now, and implementing the entire increase at one time would require payment of approximately $200,000 of organizational tax. Having the ability to increase the previously authorized shares as needed would give us more flexibility to manage Porter Bancorp’s cash reserves more efficiently.

Our Board recommends that you vote your shares “FOR” all three proposals. We are not aware of any other business to come before the special meeting.

How many votes are required for approval?

Proposal 1 will be approved if a majority of the Common Shares cast on Proposal 1 vote in favor of the Proposal. Each of Proposals 2 and 3 will be approved if more votes are cast in favor of the particular Proposal than are cast against it.

Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists. Abstentions will have the effect of a vote against Proposal 1. Broker non-votes will have no effect on the outcome of Proposal 1. Neither abstentions nor broker non-votes will have any effect on the approval of Proposal 2 or Proposal 3.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, simply mark your proxy card, date and sign it and return it in the postage-paid envelope provided. The Board has designated two individuals to vote the shares represented by proxies solicited by the Board at the special meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies “FOR” the proposed issuance of Common Shares to allow the conversion of Series B and Series D Preferred Shares; “FOR” the proposed amendment of the Non-Voting Common Shares; and “FOR” the proposal to authorize the Board of Directors to implement the increase in the number of authorized shares on an “as-needed” basis. The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the special meeting.

If you wish to vote in person at the special meeting and you hold your shares through a broker, bank or other institution, you are considered a “street name” shareholder and you must obtain a “legal proxy” from your broker or bank in order to vote in person at the meeting. Please contact the institution holding your shares for information on how to obtain a legal proxy.

How can I revoke my proxy?

If you vote by proxy, you may revoke that proxy at any time before it is voted at the special meeting. You may do this by (a) signing another proxy card with a later date and returning it to us before the special meeting or (b) attending the meeting in person and casting a ballot.

How may I obtain Porter Bancorp’s SEC reports?

Copies of our Annual Report on Form 10-K for the period ending December 31, 2013, our Quarterly Report on Form 10-Q for the period ending September 30, 2014, and our Current Reports on Form 8-K filed on November 24 and December 10, 2014 (which relate to our recent exchange transaction) are available upon request. You may request a copy of these and our other reports by writing to:

Porter Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, Kentucky 40223

502-499-4800

Attn: Phillip W. Barnhouse, Chief Financial Officer

These reports are also available from the SEC’s website at www.sec.gov or from our website at www.pbibank.com. Click on “Investor Relations” and “SEC Filings.”

Who can help answer my questions?

If you have questions or would like to receive additional copies of this proxy statement or voting materials, please contact Phillip W. Barnhouse, Chief Financial Officer, as described above.

BACKGROUND

Over the past two years, the Board of Directors has been considering strategies to recapitalize the Company, including by raising capital through the sale of capital stock to institutional and accredited investors. One impediment to such a capital raise has been the uncertainty surrounding the resolution of $35 million of Series A Fixed Rate Cumulative Perpetual Preferred Stock of the Company (the “Series A Preferred Shares”) issued to the United States Treasury (“Treasury”) in 2008. The Series A Preferred Shares have the right to receive a cumulative 9% annual dividend, and the accrued and unpaid dividends due on the Series A Preferred Shares had increased to approximately $7.4 million by September 30, 2014.

In response to Treasury’s initiatives to wind down its investments in financial institutions through a public auction process, the Company began planning a transaction in which the Series A Preferred Shares and the related accrued and unpaid dividend obligation could be retired through a non-cash exchange of equity that would improve the Company’s capital position and eliminate the impediment to raising capital.

Over a period of several months, the Company proposed a number of alternative transactions to the Federal Reserve Board in which bidders designated by the Company, including directors and significant shareholders, would seek to acquire the Series A Preferred Shares from Treasury and then transfer the Series A Preferred Shares and the related dividend obligation to the Company in exchange for Common Shares and other securities of the Company. The designated bidders include W. Glenn Hogan and Michael T. Levy, both directors of the Company, as well as Patriot Financial Partners L.P. and Patriot Financial Partners Parallel L.P. (the “Patriot Funds”), funds for whom a third director of the Company, W. Kirk Wycoff, serves as a general partner.

The proposals identified each individual designated bidder and the bidder’s beneficial ownership of the Company’s voting shares as well as the specific combination of its securities the Company proposed to issue to each designated bidder in exchange for Series A Preferred Shares and the related accrued and unpaid dividends receivable. The proposals addressed issues of control set forth in the Federal Reserve’s Policy Statement on Investments in Banks and Bank Holding Companies. The economic terms of the proposed exchange of securities with designated bidders also addressed other applicable bank holding company regulations and policies, including the Company’s obligation to serve as a source of financial strength for its subsidiary, PBI Bank.

As a result of this lengthy dialogue with the regulators, the Company was ultimately able to enter into exchange agreements with the designated bidders on terms to which the Federal Reserve Board did not object.

On November 21, 2014, Treasury accepted bids from the designated bidders to purchase all 35,000 outstanding shares of Series A Preferred for $3.5 million. Upon that acceptance, the exchange agreements between the Company and the designated bidders and three other investors who agreed to purchase Series A Preferred Shares from one of the designated bidders became effective. The sale of the Series A Preferred by Treasury closed on December 4, 2014, and the Company completed the exchange transactions with each purchaser of Series A Preferred Shares over the course of the next several days. We use the term “Exchange Transaction” to refer collectively to the transactions with these purchasers of Series A Preferred Shares.

The following table shows shares of capital stock issued by the Company and the securities tendered to the Company in the Exchange Transaction.

	Securities Exchanged			Shares Issued
Name	Series A Preferred	Series C Preferred	Warrants	Common Shares	Series B Preferred	Series D Preferred	Series E Preferred	Series F Preferred
		(1)	(2)		(3)	(4)	(5)	(5)
Patriot Funds	19,688	317,042	753,263	—	6,250	64,580	3,486	—
G. Hogan	5,000	—	—	—	17,143	—	885	1,405
M. Levy	750	—	—	257,143	—	—	133	211
Non-affiliates	9,562	—	43,478	1,564,285	17,143	—	1,694	2,688

Total	35,000	317,042	796,741	1,821,428	40,536	64,580	6,198	4,304

(1)	The Series C Preferred Shares were convertible into 332,984 Common Shares.
(2)	Warrants to purchase Non-Voting Common Shares at a price equivalent to $10.95 per Common Share. The warrants expire September 16, 2015.
(3)	Each Series B Preferred Share will convert into 100 Common Shares upon shareholder approval.
(4)	Each Series D Preferred Share will convert into 100 Non-Voting Common Shares upon shareholder approval.
(5)	Series E and F Preferred Shares are not convertible into Common Shares, have a liquidation preference of $1,000 per share, and the right to a 2% noncumulative annual dividend if and when declared.

In approving the Exchange Transaction, the four directors who were not purchasers of Series A Preferred Shares believed that in addition to eliminating an impediment to raising capital, the economic terms of the Exchange Transaction benefited the Company and its shareholders in the following ways:

•	The Company’s obligation to pay approximately $7.4 million of accrued unpaid dividends on the Series A Preferred Shares terminated, immediately increasing the Company’s total shareholders’ equity by the same amount.

•	The Company’s obligation to pay the cumulative 9% annual dividend on the Series A Preferred Shares, amounting to $3,150,000 per year, terminated.

•	By contrast, the 2% non-cumulative annual dividend on the Series E and Series F Preferred Shares issued in the Exchange Transaction is payable only if declared by the Board of Directors. The Company has entered into an agreement with the Federal Reserve not to pay any dividends without the consent of the Federal Reserve. Given its present financial condition, the Company does not expect to be able to declare or pay any dividends on the Series E and Series F Preferred Shares for the foreseeable future.

•	The Series A Preferred Shares retired in the Exchange Transaction had a liquidation preference over the Common Shares of $35 million, whereas the Series E and Series F Preferred Shares issued in the Exchange Transaction have a combined liquidation preference of $10.5 million.

If shareholders approve the conversion of the Series B and Series D Preferred Shares, the Company’s common shareholders’ equity would improve from a deficit of approximately $(9.0) million as reported at September 30, 2014 to common shareholders’ equity of approximately $34.0 million, and preferred shareholders’ equity would decrease from approximately $38.3 million as reported at September 30, 2014 to approximately $2.8 million. This would result in “as adjusted” tangible book value of $1.29 per common share as of September 30, 2014, compared to $(0.76) per common share as reported at September 30, 2014.

These results are illustrated in more detail below under “Pro Forma Financial Information.”

PRO FORMA FINANCIAL INFORMATION

Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet tables and unaudited pro forma earnings per share tables presented below have been prepared by management to illustrate the impact of the following events in the Exchange Transaction as described above under “Background”:

•	the retirement of the 35,000 outstanding Series A Preferred Shares;

•	the cancellation of accrued unpaid dividends of approximately $7.4 million payable on the Series A Preferred Shares;

•	the retirement of the 317,042 outstanding shares of Non-Voting Mandatorily Convertible Preferred Stock, Series C (“Series C Preferred Shares”);

•	the issuance of 1,821,428 Common Shares,

•	the issuance of 40,536 shares of Convertible Perpetual Preferred Stock, Series B (“Series B Preferred Shares”),

•	the issuance of 64,580 shares of Convertible Perpetual Preferred Stock, Series D (“Series D Preferred Shares”),

•	the issuance of 6,198 shares of Non-Voting, Noncumulative, Non-Convertible Perpetual Preferred Stock, Series E (“Series E Shares”),

•	the issuance of 4,304 Non-Voting, Noncumulative, Non-Convertible Perpetual Preferred Stock, Series F (“Series F Shares”), and

•	assuming shareholder approval, the automatic conversion of the Series B Preferred Shares into 4,053,600 Common Shares and the conversion of the Series D Preferred Shares into 6,458,000 Non-Voting Common Shares.

The common and preferred securities issued in the non-cash equity exchange transaction have been recorded at fair value. The fair value of the Common Shares, Series B Preferred Shares, and Series D Preferred Shares issued in the transaction was based on the 30-day post announcement daily average closing price of $0.55 per Common Share. The Series E and F Preferred Shares have been recorded at fair value as determined by an independent third party expert.

The unaudited pro forma financial information is provided for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what our actual performance or financial position would have been had the transaction occurred on the date indicated and does not purport to indicate the financial position or results of operations as of any date or for any future period. Please refer to the following information in conjunction with our historical financial statements and the accompanying notes thereto included in our periodic reports that accompany this proxy statement.

Balance Sheet

The following table presents our unaudited condensed consolidated balance sheets for the period shown, reflecting the pro forma impacts of (a) the shares of capital stock issued by the Company and the securities tendered to the Company in the Exchange Transaction in December 2014, and (b) the automatic conversion of the Series B and Series D Preferred Shares following shareholder approval of Proposal 1.

Porter Bancorp, Inc.

Condensed Consolidated Balance Sheet

(dollars in thousands except share and per share amounts)

	September 30, 2014
	Actual unaudited	Exchange Transaction adjustments	Pro forma unaudited before shareholder vote	Conversion adjustments resulting from shareholder approval	Pro forma unaudited
Assets:
Cash and cash equivalents	$84,830	$—	$84,830	$—	$84,830
Securities available for sale	192,146	—	192,146	—	192,146
Loans, net of allowance	614,162	—	614,162	—	614,162
Other assets	139,576	—	139,576	—	139,576

Total assets:	$1,030,714	$—	$1,030,714	$—	$1,030,714

Liabilities and shareholders’ equity:
Deposits	$933,532	—	$933,532	$—	$933,532
Other liabilities	67,854	(7,375)	60,479	—	60,479

Total liabilities	1,001,386	(7,375)	994,011	—	994,011

Shareholders’ equity:
Preferred shareholders’ equity (1):
Series A	35,000	(35,000)	—	—	—
Series B	—	2,229	2,229	(2,229)	—
Series C	3,283	(3,283)	—	—	—
Series D	—	3,552	3,552	(3,552)	—
Series E	—	1,644	1,644	—	1,644
Series F	—	1,127	1,127	—	1,127

Total preferred	38,283	(29,731)	8,552	(5,781)	2,771

Common shareholders’ equity:	(8,955)	37,106	28,151	5,781	33,932

Total shareholders’ equity	29,328	7,375	36,703	—	36,703

Total liabilities and shareholders’ equity	$1,030,714	$—	$1,030,714	$—	$1,030,714

Common share and capital ratios:
Leverage ratio	4.02%		4.97%		4.97%
Tier 1 risk-based capital ratio	5.93%		7.34%		7.34%
Total risk-based capital ratio	10.05%		11.10%		11.10%
Voting and non-voting common shares issued and outstanding	13,099,400	1,821,428	14,920,828	10,511,600	25,432,428
Book value per common share	$(0.68)		$1.89		$1.33
Tangible book value per common share (2)	$(0.76)		$1.82		$1.29

(1)	All Series A, as well as the accrued unpaid dividends of approximately $7.4 million thereon, and Series C have been returned to the Company and cancelled in exchange for newly issued Common and Preferred Shares. The transaction adjustment reflects the Series B and Series D at fair value based on the 30-day post-announcement daily average closing price of $0.55 per Common Share and the Series E and F at fair value as determined by an independent third party expert. Series E and F Preferred Shares are not convertible into Common Shares, have a liquidation preference of $1,000 per share or $10.5 million in the aggregate, and the right to a 2% noncumulative annual dividend if and when declared.
(2)	Common equity is reduced by intangible assets totaling $1,043,000 in computing tangible book value per share.

Earnings (Loss) Per Share

The following table presents our unaudited pro forma earnings (loss) per share for the periods shown, reflecting the pro forma impacts of (a) the shares of capital stock issued by the Company and the securities tendered to the Company in the Exchange Transaction in December 2014, (b) the elimination of the 9% cumulative dividend accrued in each period on $35,000,000 of Series A Preferred Shares cancelled in the Exchange Transaction, and (c) the automatic conversion of the Series B and Series D Preferred Shares following shareholder approval of Proposal 1. The pro forma consolidated earnings per share calculations assume no material pro forma impacts to net income (loss) for the period shown. Pro forma earnings per share assumes that we completed the Exchange Transaction on January 1, 2014, and the automatic conversion of all Series B and Series D Preferred Shares. All 40,536 Series B Preferred Shares were assumed to convert into 4,053,600 Common Shares and all 64,580 Series D Preferred Shares were assumed to convert into 6,458,000 Non-Voting Common Shares on January 1, 2014 for purposes of preparing pro forma earnings per share.

In accordance with authoritative accounting guidance, the difference of approximately $36.1 million between the fair value of the securities issued in the non-cash Exchange Transaction ($9.6 million) and the carrying value of the preferred stock and accrued and unpaid dividends cancelled in the Exchange Transaction ($45.7 million) will be added to net income available to common shareholders in the calculation of earnings per share for the three months and year ended December 31, 2014. This adjustment is not included in the pro forma earnings (loss) per share table for the three and nine month periods ended September 30, 2014 as it is nonrecurring in nature. Had the $36.1 million effect of the Exchange Transaction been added to net income attributable to common shareholders in the pro forma earnings (loss) per share table below, basic and fully diluted earnings (loss) per share for the nine month period ended September 30, 2014 would have been $2.14 per share before shareholder approval and $1.22 per share after shareholder approval. Basic and fully diluted earnings (loss) per share would not have been impacted by this adjustment for the three month period ended September 30, 2014.

Porter Bancorp, Inc.

Earnings (Loss) Per Share

(dollars in thousands, except shares and per share amounts)

	Three Months Ended September 30, 2014					Nine Months Ended September 30, 2014
	Actual unaudited	Exchange adjustments before shareholder vote	Pro forma before shareholder vote unaudited	Conversion adjustments after shareholder approval	Pro forma unaudited	Actual unaudited	Exchange adjustments before shareholder vote	Pro forma before shareholder vote unaudited	Conversion adjustments after shareholder approval	Pro forma unaudited
Net (loss)	(849)	—	(849)	—	(849)	(7,370)	—	(7,370)	—	(7,370)
Less:
Dividends on preferred stock	786	(786)	—	—	—	2,361	(2,361)	—	—	—
Earnings allocated to participating securities	(162)	—	(162)	—	(162)	(928)	—	(928)	—	(928)

Net income (loss) attributable to common shareholders	(1,473)	(786)	(687)	—	(687)	(8,803)	(2,361)	(6,442)	—	(6,442)

Basic earnings (loss) per share	$(0.12)	—	$(0.05)	—	$(0.03)	$(0.73)	—	$(0.46)	—	$(0.26)
Diluted earnings (loss) per share	$(0.12)	—	$(0.05)	—	$(0.03)	$(0.73)	—	$(0.46)	—	$(0.26)
Weighted average common shares	12,086,843	1,821,428	13,908,271	10,511,600	24,419,871	12,044,858	1,821,428	13,866,286	10,511,600	24,377,886
Weighted average diluted shares (1)	12,086,843	1,821,428	13,908,271	10,511,600	24,419,871	12,044,858	1,821,428	13,866,286	10,511,600	24,377,886

(1)	The Company has no outstanding stock options at September 30, 2014. Warrants issued and outstanding to purchase common stock at exercise prices ranging from $10.95 to $15.88 per share were not included in the earnings per share computation as inclusion would have been anti-dilutive. The weighted average common shares and weighted average diluted shares calculations assume issuance at the beginning of the period presented.

PROPOSAL NO. 1

Introduction

Because our Common Shares are listed on the NASDAQ Global Market, we are subject to NASDAQ Rule 5635(d), which requires shareholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

The conversion of the Series B Preferred Shares into Common Shares, and the conversion of the Series D Preferred Shares into Non-Voting Common Shares, is each conditioned upon shareholder approval. Otherwise, the Common Shares we issued in the recent Exchange Transaction together with the Common Shares issuable upon the conversion of the other securities we issued in the Exchange Transaction would have exceeded 20% of both the voting power and number of our Common Shares outstanding before the Exchange Transaction.

The Series B Preferred Shares were issued to W. Glenn Hogan and Michael T. Levy, both directors of the Company, and the Patriot Funds, for whom a third director of the Company, W. Kirk Wycoff, serves as a general partner. The Series D Preferred Shares were issued to the Patriot Funds.

Consequences of Approval of Proposal 1

If shareholders approve Proposal 1, the 40,536 Series B Preferred Shares will automatically convert into 4,053,600 Common Shares on the third business day following receipt of shareholder approval of this proposal. The 64,580 Series D Preferred Shares will automatically convert into 6,458,000 Non-Voting Common Shares at the same time.

Following shareholder approval, we will issue 4,053,600 new Common Shares and the 40,536 Series B Preferred Shares will be cancelled. We will also issue 6,458,000 Non-Voting Common Shares and the 64,580 Series D Preferred Shares will be cancelled.

Assuming shareholders also approve Proposal 2, the proposal to amend the terms of conversion of the Non-Voting Common Shares, a Non-Voting Common Share would convert into one Common Share only if and when the holder elected to transfer the Non-Voting Common Share in one of the following ways:

•	in a widespread public distribution, including pursuant to a registration statement filed with and declared effective by the SEC or pursuant to Rule 144 under the Securities Act;

•	a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of the Company’s voting securities; or

•	to a transferee that controls more than 50% of the Company’s voting securities before the transfer.

These limitations on the conversion of the Non-Voting Common Shares are intended to be consistent with the Federal Reserve Board’s Policy Statement on Investments in Banks and Bank Holding Companies.

Dilution. If shareholders approve Proposal 1, and the Series B Preferred Shares automatically convert, we will issue 4,053,600 Common Shares. Following these issuances, we would have 18,944,114 Common Shares issued and outstanding. In addition, the 6,458,000 Non-Voting Common Shares issued upon the automatic conversion of the Series D Preferred Shares would represent an additional 6,458,000 Common Shares that could be issuable in circumstances largely outside the Company’s control.

Voting Power. The Series B Preferred Shares, Series D Preferred Shares and Non-Voting Common Shares have voting rights only in the limited circumstances described below. The conversion of the Series B Preferred Shares would therefore reduce the relative voting power of the present holders of Common Shares. That voting power could be further diluted if and when the holders of the Non-Voting Common Shares elect to transfer those shares in a manner that causes them to convert into Common Shares.

Liquidation and Dividend Rights. Approval of Proposal 1 and the resulting conversion of the Series B and Series D Preferred Shares will have no effect on the relative liquidation and dividend rights of the Common Shares. With respect to the payment of dividends and distributions and upon liquidation, dissolution or winding-up of the Company, the Series B Preferred Shares, Series D Preferred Shares and Non-Voting Common Shares rank on a parity with the Common Shares. No dividend may be paid on the Common Shares unless the Company contemporaneously pays an equal amount to be paid as a dividend on the Series B Preferred Shares, Series D Preferred Shares and Non-Voting Common Shares.

Market Effects. As noted above under “Introduction” and “Capitalization,” our shareholders’ equity per common share changed from a deficit to a positive equity position as a result of the Exchange Transaction, which we believe could have a positive impact on market perception of our Common Shares.

The issuance of Common Shares upon the automatic conversion of the Series B Preferred Shares and the future conversion of Non-Voting Common Shares may impact trading patterns and adversely affect the market price of our Common Shares. One designated bidder who exchanged Series A Preferred Shares and the right to be paid accrued and unpaid dividend on those shares for 17,143 Series B Preferred Shares in the Exchange Transaction is not a director or affiliate of the Company. Therefore, the 1,714,300 Common Shares issuable upon the conversion of its Series B Preferred Shares are expected to be freely tradable under federal securities law. If significant quantities of our Common Shares issued upon conversion of the Series B Preferred Shares are sold, it could depress the trading price of our Common Shares.

If shareholders do not approve Proposal 1, the Series B and Series D Preferred Shares will remain outstanding in accordance with their terms. The relative voting power of the currently outstanding Common Shares would not be diluted by the issuance of additional Common Shares as described above. However, the Series B Preferred Shares and Series D Preferred Shares would still rank on parity with the Common Shares with respect to liquidation and dividend rights. Therefore, no dividend or liquidating distribution could be paid on the Common Shares unless the Company contemporaneously paid an equal amount on the Series B and Series D Preferred Shares.

Description of Series B Preferred Shares

Ranking – The Series B Preferred Shares rank, with respect to the payment of dividends and distributions and upon liquidation, dissolution or winding-up:

•	junior to the Company’s Series E Preferred Shares and Series F Preferred Shares; and

•	on a parity with the Company’s Series D Preferred Shares, Common Shares, and Non-Voting Common Shares.

Mandatory Conversion Rights – The Series B Preferred Shares will automatically convert into common shares on the third business day after the date on which the Company’s shareholders approve the conversion for purposes of Rule 5635 of the NASDAQ Stock Market Rules. Each Series B Preferred Share is initially convertible into 100 Common Shares, subject to adjustment for certain events including stock splits, issuance of stock purchase rights to holders of rights or warrants to Common Shares, distributions, a self-tender or exchange offer by the Company, stock rights plans, and certain other issuances of additional stock.

Dividends – Holders of Series B Preferred Shares are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors. No dividend can be paid or authorized and set apart for payment on any Series B Preferred Shares for any period unless the Company has paid or authorized and set aside for payment in the same period, or contemporaneously pays or authorizes and sets aside for payment, an equal amount to be paid as a dividend, on a Common Share equivalent basis, on the Common Shares and other shares ranking on a parity with the Series B Preferred Shares.

Liquidation Rights – After distribution in full of any preferential amount to be distributed to the holders of securities ranking senior to the Series B Preferred Shares, and subject to any other rights of the holders of senior securities to further participate in a liquidation, distribution or sale of assets, dissolution or winding-up of the Company, the holders of Series B Preferred Shares and any other shares ranking on a parity with the Series B Preferred Shares are entitled to receive, upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Company, all of its remaining assets, tangible and intangible, of whatever kind available for distribution to the shareholders, ratably in proportion to the number of Common Share equivalents represented by the Series B Preferred Shares and other shares ranking on a parity with the Series B Preferred Shares held by each.

If the Company’s assets are insufficient to pay to all outstanding Series B Preferred Shares and the corresponding amounts payable on any other shares ranking on a parity with the Series B Preferred, the holders of Series B Preferred Shares and such parity shares will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Voting Rights – The Series B Preferred Shares have no voting rights except in the limited circumstances described below, or as required by law.

The vote or consent of holders of a majority of the outstanding Series B Preferred Shares is required for the Company to take the following actions:

•	To authorize stock senior to the Series B Preferred Shares with respect to payment of dividends and/or distribution of assets on liquidation, dissolution or winding up of the Company.

•	To approve any amendment, alteration or repeal of any provision governing the Series B Preferred Shares that would materially and adversely affect the special rights, preferences, privileges or voting powers of the Series B Preferred Shares.

None of the following will be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series B Preferred Shares:

•	any increase in the amount of the Company’s authorized but unissued Preferred Shares;

•	any increase in the amount of the Company’s authorized or issued Series B Preferred Shares; and

•	to the extent allowed by Kentucky law, the creation and issuance, or an increase in the authorized or issued amount, of other class or series of capital stock of the Company ranking equally with or junior to the Series B Preferred Shares either or both with respect to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Company.

Perpetual – The Series B Preferred Shares are perpetual and without maturity subject to conversion into Common Shares in certain circumstances.

Non-Redeemable – The Series B Preferred Shares are not redeemable at the option of the Company or the Series B Preferred Shareholders at any time. The Series B Preferred Shares are not subject to any sinking fund or redemption, repurchase or retirement obligations.

Reorganization Event Rights – Upon the occurrence of a Reorganization Event (as defined below), the Series B Preferred Shares will convert into the kind of securities, cash and other property receivable by the holder in the Reorganization Event based on the number of common shares into which the Series B Preferred Shares would be convertible.

A “Reorganization Event” includes a merger or consolidation of the Company, a sale of more than 50% of the assets of the Company, a reclassification of the Common Shares of the Company or a statutory exchange of the outstanding Common Shares other than in a merger or consolidation.

Description of Series D Preferred Shares

Ranking – The Series D Preferred Shares will rank, with respect to the payment of dividends and distributions and upon liquidation, dissolution or winding-up:

•	junior to the Company’s Series E Preferred Shares and Series F Preferred Shares; and

•	on a parity with the Company’s Series B Preferred Shares, Common Shares, and Non-Voting Common Shares.

Mandatory Conversion Rights – The Series D Preferred Shares will automatically convert into Non-Voting Common Shares on the third business day after the date on which the Company’s shareholders approve the conversion for purposes of Rule 5635 of the NASDAQ Stock Market Rules. Each share of Series D Preferred will initially be convertible into 100 Non-Voting Common Shares, subject to adjustment for certain events including stock splits, issuance of stock purchase rights to holders of rights or warrants to Non-Voting Common Shares, distributions, a self-tender or exchange offer by the Company, stock rights plans, and certain other issuances of additional stock.

Dividends – Holders of Series D Preferred Shares are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors. No dividend will be paid or authorized and set apart for payment on any Series D Preferred Shares for any period unless the Company has paid or authorized and set aside for payment in the same period, or contemporaneously pays or authorizes and sets aside for payment, an equal amount to be paid as a dividend, on a Common Share equivalent basis, on the Common Shares and other shares ranking on a parity with the Series D Preferred Shares.

Liquidation Rights – After distribution in full of any preferential amount to be distributed to the holders of securities ranking senior to the Series D Preferred Shares, and subject to any other rights of the holders of senior securities to further participate in a liquidation, distribution or sale of assets, dissolution or winding-up of the Company, the holders of Series D Preferred Shares and any other shares ranking on a parity with the Series D Preferred Shares shall be entitled to receive, upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Company, all of its remaining assets, tangible and intangible, of whatever kind available for distribution to the shareholders, ratably in proportion to the number of Common Share equivalents represented by the Series D Preferred Shares and other shares ranking on a parity with the Series D Preferred Shares held by each.

If the Company’s assets are insufficient to pay to all outstanding Series D Preferred Shares and the corresponding amounts payable on any other shares ranking on a parity with the Series D Preferred, the holders of Series D Preferred Shares and such parity shares shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Voting Rights – The Series D Preferred Shares have no voting rights except in the limited circumstances described below, or as required by law.

The vote or consent of holders of a majority of the outstanding Series D Preferred Shares is required for the Company to take the following actions:

•	To authorize stock senior to the Series D Preferred Shares with respect to payment of dividends and/or distribution of assets on liquidation, dissolution or winding up of the Company.

•	To approve any amendment, alteration or repeal of any provision governing the Series D Preferred Shares that would materially and adversely affect the special rights, preferences, privileges or voting powers of the Series D Preferred Shares.

None of the following will be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series D Preferred Shares:

•	any increase in the amount of the Company’s authorized but unissued Preferred Shares;

•	any increase in the amount of the Company’s authorized or issued Series D Preferred Shares; and

•	to the extent allowed by Kentucky law, the creation and issuance, or an increase in the authorized or issued amount, of other class or series of capital stock of the Company ranking equally with or junior to the Series D Preferred Shares either or both with respect to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Company.

Perpetual – The Series D Preferred Shares are perpetual and without maturity subject to conversion to Common Shares upon certain circumstances.

Non-Redeemable – The Series D Preferred Shares are not redeemable at the option of the Company or the Series D Preferred Shareholders at any time. The Series D Preferred Shares are not subject to any sinking fund or redemption, repurchase or retirement obligations.

Reorganization Event Rights – Upon the occurrence of a Reorganization Event (defined above), the Series D Preferred Shares will convert into the kind of securities, cash and other property receivable by the holder in the Reorganization Event based on the number of shares of Non-Voting Common Shares into which the Series D Preferred Shares would be convertible.

Other Rights and Undertakings

Gross-Up Rights. We also granted “gross-up rights” to each of the four designated bidders who will beneficially own at least 4.9% of the outstanding Common Shares as a result of the Exchange Transaction and the conversion of the Series B Preferred Shares. These bidders include W. Glenn Hogan and the Patriot Funds. The gross-up rights will continue for so long as the designated bidder continues to beneficially own at least 4.9% of the outstanding Common Shares. The gross-up rights entitle the holder, with respect to a future offering of Common Shares or any securities that are convertible into Common Shares (“new securities”), to acquire from the Company up to the amount of new securities in the aggregate required to enable the holder to maintain its proportionate Common Share equivalent interest in the Company for the same price and on the same terms as the new securities are proposed to be offered to others. The gross-up rights are subject to exceptions for the issuance of securities (i) in connection with the Company’s employee and director stock plans or (ii) as consideration in a merger, acquisition or similar transaction. The gross-up rights expire three years after the date of the Exchange Transaction.

Board of Directors’ Recommendation and Required Vote

Proposal 1 will be approved if a majority of the Common Shares that vote on the Proposal are cast in favor of the Proposal.

All of our directors and executive officers, who together own or control 2,222,494 shares or approximately 14.9% of our outstanding Common Shares as of the record date, are expected to vote in favor of this Proposal.

The Board of Directors unanimously recommends a vote FOR Proposal 1.

PROPOSAL NO. 2

Introduction

We are proposing to amend the provisions of our Articles of Incorporation relating to conversion of Non-Voting Common Shares into Common Shares. The amendment would modify the events triggering conversion to conform to the policy of the Federal Reserve Board, and reset the conversion ratio to one (1) Non-Voting Common Share to one (1) Common Share.

Currently, Article IV.B Section 5 of our Articles of Incorporation provides as follows:

(5) Automatic Conversion. Each issued and outstanding Non-Voting Common Share shall automatically be converted into one (1) Common Share upon the earlier of (i) the transfer of such Non-Voting Common Share (or any security convertible to or exercisable for such Non-Voting Common Share); provided, however, that such automatic conversion shall not occur if and to the extent that such automatic conversion would result in the transferee (and its affiliates or any other persons with which it is acting in concert or whose holdings would otherwise be required to be aggregated for purposes of the Bank Holding Company Act of 1956, as amended (“BHC Act”), or the Change in Bank Control Act) becoming, directly or indirectly, the beneficial owner (as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of greater than 9.9% of the number of Common Shares then issued and outstanding; or (ii) such time as, after giving effect to the automatic conversion, the holder of such Non-Voting Common Stock (and its affiliates or any other persons with which it is acting in concert or whose holdings would otherwise be required to be aggregated for purposes of the BHC Act or the Change in Bank Control Act) holds, directly or indirectly, beneficially (as determined under Rule 13d-3 under the Exchange Act) less than 9.9% of the number of Common Shares then issued and outstanding. The foregoing automatic conversion may occur as to some or all of the Non-Voting Common Shares held by any holder.

Proposal 2 would amend Article IV.B Section 5 to conform to the Federal Reserve Board’s Policy Statement on Investments in Banks and Bank Holding Companies. As amended, Article Section would read in its entirety as follows:

(5) Automatic Conversion. Each issued and outstanding Non-Voting Common Share shall automatically be converted into one (1) Common Share (the “Conversion Rate”) upon the transfer of such Non-Voting Common Share (or any security convertible to or exercisable for such Non-Voting Common Share) in (a) a widespread public distribution, including pursuant to a registration statement filed with and declared effective by the SEC or pursuant to Rule 144 under the Securities Act, (b) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of Voting Securities or (c) a transfer to a transferee that controls more than 50% of the Voting Securities without any transfer from the transferor. The foregoing automatic conversion may occur as to some or all of the Non-Voting Common Shares held by any holder.

Other than lacking voting rights and being convertible into Common Shares, Non-Voting Common Shares have the same preferences, limitations, and relative rights as, and are identical in all respects to, the Common Shares. Having Non-Voting Common Shares available for issuance gives us greater flexibility to raise capital, by enabling us to sell capital stock to investors without triggering the provisions of the Bank Holding Company Act of 1956 or the Change in Bank Control Act that apply to holders of 10% of the voting shares of a bank holding company.

The proposals for the Exchange Transaction we submitted to the Federal Reserve utilized Non-Voting Common Shares for this purpose. Those proposals also contemplated that the provisions governing the conversion of the Non-Voting Common Shares into Common Shares would be modified to conform to the Federal Reserve Board’s Policy Statement on Investments in Banks and Bank Holding Companies.

To date, we have never issued Non-Voting Common Shares. The stock purchase warrants we issued in 2010 entitled the warrant holders to purchase a total of 1,380,437 Non-Voting Common Shares at a purchase price of $11.50 per Non-Voting Common Share through September 16, 2015. Warrants to purchase 796,741 Non-Voting Common Shares were cancelled in the Exchange Transactions. We anticipate that the remaining warrants will expire unexercised.

Currently, every one Non-Voting Common Share converts into 1.05 Common Shares as a result of an adjustment to the conversion ratio following our 5% stock dividend on the Common Shares in December 2010. Proposal 2 would reset the conversion ratio to 1-to-1 to help avoid confusion and simplify the administration of the conversion ratio of the Non-Voting Common Shares going forward. Although the exercise of the remaining warrants is unlikely, if Proposal 2 is approved, we will adjust the exercise price of the remaining warrants outstanding to reflect the modified conversion ratio.

We believe Proposal 2 will have minimal impact on our Common Shareholders because we do not believe the change will have any meaningful impact on the value of our Common Shares or Preferred Shares. No Non-Voting Common Shares are currently outstanding, and issuance of any Non-Voting Common Shares upon the exercise of the remaining warrants is unlikely. Representatives of the Patriot Funds, to whom the Non-Voting Common Shares would be issued upon the conversion of the Series D Preferred Shares, participated in the dialogue with the Federal Reserve in which the Company proposed the modification of the events triggering conversion of the Non-Voting Common Shares.

If shareholders do not approve Proposal 2, the terms of the conversion of the Non-Voting Common Shares would not change. We cannot predict how the Federal Reserve Board might respond. The conversion ratio of the Series D Preferred Shares may also have to be adjusted. Disapproval of Proposal 2 would result in greater administrative time and expense.

Board of Directors’ Recommendation and Required Vote

Proposal 2 will be approved if more Common Shares are cast in favor of the Proposal than are cast against it.

All of our directors and executive officers, who together own or control 2,222,494 shares or approximately 14.9% of our outstanding Common Shares as of the record date, are expected to vote in favor of Proposal 2.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

PROPOSAL NO. 3

Introduction

At the Company’s 2012 annual meeting of shareholders, shareholders approved a proposal to increase the number of Common Shares authorized for issuance from 19,000,000 to 86,000,000, and the number of Non-Voting Common Shares authorized for issuance from 1,380,437 to 34,380,437.

In recommending the 2012 proposal, the Board of Directors identified several reasons for the increase. Having more authorized shares would increase the Company’s capacity to strengthen the capital positions of Porter Bancorp and PBI Bank by raising capital through the sale of Common Shares in a public offering or private placement. Federal and state bank regulators have strongly encouraged us to increase capital levels in light of the PBI Bank’s elevated level of adversely classified assets. Second, having more authorized shares gave the Company more options when considering strategies to retire the $35.0 million of Series A Preferred Shares sold to the United States Treasury in November 2008 and the related (and increasing) obligation for accrued and unpaid dividends on those shares.

Although the proposal to increase the Company’s authorized Common Shares and Non-Voting Common Shares was approved, Kentucky law requires that a Kentucky corporation pay an organizational tax of $0.002 per share at the time it files an amendment to its articles of incorporation to increase the number of shares of capital stock the corporation is authorized to issue. In Porter Bancorp’s case, the 100 million share increase in its authorized capital stock approved by shareholders in 2012 would have required the Company to pay an organizational tax of approximately $200,000 at the time it filed articles of amendment. Because there has been no immediate need to issue any of these authorized shares to date, the Board of Directors has deemed it prudent to defer filing articles of incorporation and paying the organizational tax until such time as the additional authorized shares were needed to raise capital or for a similar strategic corporate purpose.

If Proposal 1 is approved and the Series B and Series D Preferred Shares convert, the number of authorized but unissued Common Shares and Non-Voting Common Shares available would not be sufficient without using some of the shares previously authorized by shareholders. In addition, any plan to recapitalize Porter Bancorp through the sale of securities in a public offering or private placement is likely to require that the previously authorized Common Shares and Non-Voting Common Shares be available.

Proposal 3 would authorize the Board of Directors to implement the 100 million share increase in Porter Bancorp’s authorized shares in stages, rather than all at one time. Proposal 3 would give the Board of Directors discretion to file a series of amendments to the articles of incorporation, increasing the number of authorized shares only as the Company plans to use the additional shares, up to the maximum of 67 million Common Shares and 33 million Non-Voting Common Shares approved by shareholders in 2012. As a result, the Company would be able to pay the organization tax only on the number of shares authorized by each amendment, thereby giving the Board of Directors more flexibility to conserve and prioritize the use of Porter Bancorp’s limited cash resources. For example, in connection with a capital raise, the Board of Directors would be able to file an amendment to authorize only the number of Common Shares and Non-Voting Common Shares actually sold and to pay the organizational tax from the net cash proceeds of the sale.

If shareholders do not approve Proposal 3, the Company will have to pay the entire $200,000 should shareholders approve Proposal 1, causing the Series B Preferred Shares to convert into 4,053,600 Common Shares and the Series D Preferred Shares to convert into 6,458,000 Non-Voting Common Shares. The organizational tax payable on only the total number of shares issued upon conversion would otherwise be approximately $21,000, while leaving approximately 90 million more authorized and unissued Common Shares and Non-Voting Common Shares available as needed to recapitalize the Company or for other corporate purposes.

Board of Directors’ Recommendation and Required Vote

Proposal 3 will be approved if more Common Shares are cast in favor of the Proposal than are cast against it.

All of our directors and executive officers, who together own or control 2,222,494 shares or approximately 14.9% of our outstanding Common Shares as of the record date, are expected to vote in favor of Proposal 3.

The Board of Directors unanimously recommends a vote FOR Proposal 3.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS,

AND PRINCIPAL SHAREHOLDERS

As of January 15, 2015, Porter Bancorp had 14,890,514 Common Shares issued and outstanding. The information provided below is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Under SEC rules, a person is deemed to beneficially own any shares as to which the entity or individual has the right to acquire within 60 days of January 15, 2015 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares set forth in the following table.

Security Ownership of Directors and Management

The following table shows, as of January 15, 2015, the number and percentage of Common Shares beneficially owned by (1) Porter Bancorp’s directors, (2) each of the named executive officers set forth in the Summary Compensation Table and (3) current directors and named executive officers as a group. It also shows the beneficial ownership of those individuals as adjusted to reflect the issuance of Common Shares upon the conversion of the Series B Preferred Shares if shareholders approve Proposal 1.

The table below does not reflect the Non-Voting Common Shares issuable upon the conversion of Series D Preferred Shares. Non-Voting Common Shares would convert to Common Shares only when transferred in certain circumstances by the holder.

The table below also does not reflect the non-voting, non-convertible Series E and Series F Preferred Shares beneficially owned by certain directors as a result of the Exchange Transaction. The ownership of the Series E and Series F Preferred Shares is shown in the table in the “Background” section of this proxy statement.

	Common Shares Beneficially Owned on January 15, 2015		As Adjusted for Conversion of Series B Preferred Shares
Name and Address of Beneficial Owner (1)	Shares Owned	Percent of Class	Shares Owned	Percent of Class
Directors and Named Executive Officers
John T. Taylor	267,542	1.8%	267,542	1.4%
Michael T. Levy	284,921	1.9%	284,921	1.5%
W. Glenn Hogan	86,931	*	1,801,231	9.5%
Bradford T. Ray	—	—	—	—
N. Marc Satterthwaite	30,324	*	30,324	*
Mark F. Wheeler	27,778	*	27,778	*
W. Kirk Wycoff (2)(3)	1,246,471	8.4%	1,871,471	9.9%
Other Named Executive Officers
John R. Davis	120,937	*	120,937	*
Joseph C. Seiler	100,000	*	100,000	*
Phillip W. Barnhouse	57,590	*	57,590	*
Named Executive Officers and Directors as a Group (10 persons)	2,222,494	14.9%	4,561,794	24.1%

*	Represents beneficial ownership of less than 1%.
(1)	The business address for these individuals is c/o Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.
(2)	Includes 1,000,752 Common Shares held by Patriot Financial Partners, L.P. and 172,877 Common Shares held by Patriot Financial Partners Parallel, L.P. Patriot Financial Partners, GP, L.P. (“Patriot GP”) is a general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the “Patriot Funds”) and Patriot Financial Partners, GP, LLC (“Patriot LLC”) is a general partner of Patriot GP. In addition, Mr. Wycoff is one of the general partners of the Patriot Funds and Patriot GP and a member of Patriot LLC. Accordingly, securities owned by the Patriot Funds may be regarded as being beneficially owned by Mr. Wycoff. Also includes 72,842 shares issued to Patriot Financial Manager LP as compensation for Mr. Wycoff’s service as a non-employee director of Porter Bancorp.
(3)	Does not include Non-Voting Common Shares issuable upon the conversion of Series D Preferred Shares, all of which are held by the Patriot Funds. Non-Voting Common Shares convert to Common Shares only when transferred by the holder. Following shareholder approval, the Patriot Funds would own 1,871,471 Common Shares and 6,458,000 Non-Voting Common Shares. This represents 32.8% of the total number of Common Shares and Non-Voting Common Shares issued and outstanding.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of the Common Shares by any shareholder known to us, based on public filings made with the SEC, to own 5% or more of the outstanding shares of our Common Shares.

	Common Shares Beneficially Owned on January 15, 2015		As adjusted for Conversion of Series B Preferred Shares
Name and Address of Beneficial Owner	Shares Owned	Percent of Class	Shares Owned	Percent of Class
Estate of J. Chester Porter c/o Porter Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223	3,198,668	21.5%	3,198,668	16.9%
Maria L. Bouvette c/o Porter Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223	2,858,128	19.2%	2,858,128	15.1%
Patriot Financial Group (1)(2) Cira Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104-2868	1,246,471	8.4%	1,871,471	9.9%

(1)	The information is included in reliance on a Schedule 13D filed with the SEC on June 10, 2010, jointly on behalf of Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Patriot Financial Partners GP, L.P., Patriot Financial Partners GP, LLC, W. Kirk Wycoff, Ira M. Lubert and James J. Lynch (collectively, the “Patriot Financial Group”) and updated information provided to the Company. The shares listed in the table include 1,000,752 Common Shares held by Patriot Financial Partners, L.P., 172,877 Common Shares held by Patriot Financial Partners Parallel, L.P., and 72,842 shares issued to Patriot Financial Manager LP as compensation for Mr. Wycoff’s service as a non-employee director of Porter Bancorp.
(2)	Does not reflect the Non-Voting Common Shares issuable upon the conversion of Series D Preferred Shares. Non-Voting Common Shares would convert to Common Shares only when transferred in certain circumstances by the holder. Also does not reflect ownership of non-voting, non-convertible Series E and Series F Preferred Shares, which is shown in the table in the “Background” section of this proxy statement. Following shareholder approval, the Patriot Funds would own 1,871,471 Common Shares and 6,458,000 Non-Voting Common Shares. This represents 32.8% of the total number of Common Shares and Non-Voting Common Shares issued and outstanding.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be brought before Porter Bancorp’s 2015 Annual Meeting of Shareholders, the written proposal had to be received by the Corporate Secretary of Porter Bancorp at the address below no later than December 29, 2014. The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal. In order for a shareholder proposal to be considered for inclusion in our proxy statement for an Annual Meeting of Shareholders, the proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company sponsored proxy materials. Proposals should be addressed to:

Porter Bancorp, Inc.

Attn: Corporate Secretary

2500 Eastpoint Parkway

Louisville, Kentucky 40223

If you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. For a nomination for election at Porter Bancorp’s 2015 Annual Meeting of Shareholders, our bylaws required that the Corporate Secretary had to receive this notice not later than December 29, 2014. The notice of a proposed director nomination must provide information as required in our bylaws which, in general, require that the notice of a director nomination include your name, address and a representation that you are a shareholder and entitled to vote for directors; the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request made to the Corporate Secretary at the address above.

FINANCIAL STATEMENTS AND RELATED INFORMATION

The SEC allows us to “incorporate by reference” information from our previously filed SEC reports, which means that we can disclose important information to you by referring you to our filed reports that contain the information. The information incorporated by reference is considered to be part of this proxy statement.

Our Consolidated Financial Statements and Notes to Consolidated Financial Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures About Market Risk are incorporated by reference to Items 7, 7A and 8 of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Our Unaudited Consolidated Financial Statements and Notes to Unaudited Consolidated Financial Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures About Market Risk are incorporated by reference to Items 1, 2 and 3 of Part I of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Copies of our 10-K and 10-Q reports referenced above are being delivered to you with this proxy statement.

AVAILABLE INFORMATION

We file reports with the SEC including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, as well as any amendments to those reports. The public may read and copy any materials the Registrant files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on

Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are accessible at no cost on our website at http://www.pbibank.com, under the Investors Relations section, once they are electronically filed with or furnished to the SEC.

Copies of our Annual Report on Form 10-K for the period ending December 31, 2013, our Quarterly Report on Form 10-Q for the period ending September 30, 2014, and our Current Reports on Form 8-K filed on November 24 and December 10, 2014 (which relate to the Exchange Transaction) are available upon request. You may request a copy of these and our other reports by writing to Phillip W. Barnhouse, Chief Financial Officer, Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223. These reports are available from the SEC’s website at www.sec.gov or from our website at www.pbibank.com. Click on “Investor Relations” and “SEC Filings.”

GENERAL

Other Matters

The Board of Directors knows of no other matters that will be brought before the Special Meeting. If any other matter is properly presented to the Special Meeting, proxies solicited hereby will be voted in accordance at the discretion of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the Special Meeting in accordance with the instructions given by the shareholder granting the proxy.

Solicitation of Proxies

Porter Bancorp will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Porter Bancorp by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means.

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REVOCABLE PROXY

PORTER BANCORP, INC.

SPECIAL MEETING OF SHAREHOLDERS

2500 EASTPOINT PARKWAY

LOUISVILLE, KENTUCKY 40223

FEBRUARY     , 2015, 9:00 A.M. EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PORTER BANCORP, INC.

The undersigned hereby appoints Phillip W. Barnhouse and Stephanie R. Renner attorneys-in-fact and proxies, with full power of substitution, to attend the Special Meeting of Shareholders to be held on February     , 2015 at 9:00 a.m. eastern time, and at any adjournments or postponements of the Special Meeting, and to vote as specified on the reverse all shares of the Common Stock of Porter Bancorp, Inc. that the undersigned would be entitled to vote if personally present at the Special Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.pbibank.com under “Investor Relations.”

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

(Continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK FOR PURPOSES OF COMPLIANCE WITH NASDAQ RULE 5635.

☐ For	☐ Against	☐ Abstain

2.	PROPOSAL TO AMEND NON-VOTING COMMON STOCK.

☐ For	☐ Against	☐ Abstain

3.	PROPOSAL TO IMPLEMENT INCREASE IN AUTHORIZED SHARES ON AN “AS-NEEDED” BASIS.

☐ For	☐ Against	☐ Abstain

4.	DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature Date
Signature, if held jointly.
Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.